Exhibit 10.1

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT, dated as of July 6, 2026 (this “Amendment”), by and among Plum Acquisition Corp. IV, a Cayman Islands exempted company (the “Purchaser”), Plum IV Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”), and Controlled Thermal Resources Holdings Inc., a Delaware corporation (the “Company” and together with the Purchaser and Merger Sub, the “Parties”).

RECITALS

A. The Parties entered into a Business Combination Agreement dated as of March 8, 2026 (as amended on May 15, 2026, the “Business Combination Agreement”).

B. The Parties wish to enter into this Amendment to make certain amendments to the Business Combination Agreement as set out herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1.01	Amendments

(a)	Section 2.10 of the Business Combination Agreement is deleted in its entirety and replaced with the following:

“2.10 Earnout.

(a) Subject to adjustment pursuant to Section 2.10(f), the holders of Company Common Stock (other than Company Restricted Shares) immediately prior to the Effective Time (such holders, the “Company Shareholders”) shall have the right to receive, in the aggregate, up to 70,000,000 additional shares of Domesticated Purchaser Common Stock (such shares, if and as earned in accordance with this Section, the “Earnout Shares”) during the ten-year period after the Closing Date (the “Earnout Period”) in accordance with this Section and the DGCL.

(b) During the Earnout Period, the Domesticated Purchaser shall issue, and the Company Shareholders shall have the right to receive their respective portion of, the Earnout Shares as follows:

(i) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $12.50 per share;

(ii) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $15.00 per share;

(iii) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $17.50 per share;

(iv) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $20.00 per share;

(v) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $22.50 per share;

(vi) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $25.00 per share;

(vii) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $27.50 per share; and

(viii) An aggregate of 8,750,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $30.00 per share (each such condition, a “VWAP Condition”).

(c) For the avoidance of doubt, each time a VWAP Condition is met, all lower VWAP Conditions not previously met are deemed met and the correlated Earnout Shares are deemed earned and owing hereunder. By way of illustration, if the VWAP for a given 20 trading days in a 30 consecutive trading period during the Earnout Period equals $17.50, an aggregate of 26,250,000 Earnout Shares would be earned (if not already previously earned) as of such measurement date (i.e., 8,750,000 for each of the three VWAP Conditions met).

(d) Notwithstanding the foregoing or any other provision of this Agreement, to the extent there is a COC Event prior to any VWAP Condition being met, all Earnout Shares not yet issued will be immediately due and owing upon such COC Event regardless of the number of Earnout Shares that would otherwise have been earned based on any VWAP Condition should a COC Event not have occurred. For purpose of this Section, a “COC Event” means the occurrence of any of the following (or any series of the following) with respect to the Purchaser or the Surviving Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of such Person of more than fifty percent (50%) of the voting stock of such Person; (ii) a merger or consolidation in which such Person is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of such Person; or (iv) a liquidation or dissolution of such Person; or

(v) any other event wherein ownership of shares of such Person of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of such Person were transferred.

(e) Issuances of Earnout Shares, if any, shall be made promptly (and in any event no later than the tenth Business Day) following satisfaction of a VWAP Condition. The Purchaser shall, or shall cause its transfer agent to, provide evidence of such issuance to each Company Shareholder promptly thereafter.

(f) The applicable number of Earnout Shares issued (including for each VWAP Condition met), if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Purchaser after the Closing.”

(b)	Section 6.09(b) of the Business Combination Agreement is deleted in its entirety and replaced with the following:

“(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under the HSR Act any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications by the Company or the Purchaser under Antitrust Laws will be paid by the Company and borne 50% by the Company as a Company Transaction Cost and 50% by the Purchaser as a Purchaser Transaction Cost), with respect to the Transactions as promptly as practicable (but in no event later than September 30, 2026, except as mutually agreed otherwise by the Parties), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act or any other Antitrust Laws and obtaining any approval required under any other Antitrust Laws; provided, that neither Party shall extend any waiting period under the HSR Act or comparable period under any other Antitrust Laws or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period without the prior written consent of the other Parties. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and unless prohibited by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any written materials of such Party (including without limitation any notification and report forms filed under the HSR Act concerning the Transactions) may be redacted or disclosed for outside counsel only, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, in each event prior to sharing such materials with another Party.”

(c)	Section 6.25 of the Business Combination Agreement is deleted in its entirety and replaced with the following:

“Issuance to Non-Redeeming Holders. The Company agrees that, in connection with the Closing, Purchaser shall issue an aggregate of up to 3,000,000 shares of Domesticated Purchaser Common Stock (such shares, the “Non-Redemption Shares”) to certain Purchaser Shareholders (each, a “Non-Redeeming Holder”) (or to Sponsor, as reimbursement for Founder Shares issued to Non-Redeeming Holders) who, in connection with any shareholder meetings of Purchaser, enter into non-redemption agreements (each, a “Non-Redemption Agreement”) with Purchaser and/or Sponsor pursuant to which such Non-Redeeming Holder agrees to (a) not exercise their Redemption rights with respect to any Purchaser Class A Ordinary Shares beneficially owned by such Non-Redeeming Holder on the date of such Non-Redemption Agreement and (b) not sell, encumber or otherwise transfer such Purchaser Class A Ordinary Shares. For the avoidance of doubt, the Non-Redemption Shares shall be in addition to (and not part of) the Aggregate Merger Consideration.”

(d)	Section 8.01(d) of the Business Combination Agreement is deleted in its entirely and replaced with the following:

“(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by April 30, 2027 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.”

(e)	The definition of “Public Company (Per-Capital Raise) Valuation” under Section 10.01 of the Business Combination Agreement is deleted in its entirety and replaced with the following:

““Public Company (Pre-Capital Raise) Valuation” means $3,150,000,000 (Three Billion One Hundred and Fifty Million United States Dollars).”

(f)	Schedule 8.01(m) attached to the Business Combination Agreement is deleted in its entirety and replaced with Schedule 8.01(m) attached as Schedule 1 hereto.

1.02	General Provisions

(a)	Any references to “this Agreement” in the Business Combination Agreement will mean the Business Combination Agreement as modified by this Amendment. Except as specifically amended by this Amendment, the provisions of the Business Combination Agreement shall remain in full force and effect.

(b)	This Amendment, the Business Combination Agreement (as modified by this Amendment) and the Ancillary Documents constitute the entire understanding of the Parties and supersedes all prior agreements, undertakings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

(c)	The general provisions in Article IX (Miscellaneous) of the Business Combination Agreement shall be incorporated, mutatis mutandis, by reference into this Amendment and shall form an integral part of this Amendment.

[Signature Page Follows.]

The Purchaser, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PLUM ACQUISITION CORP. IV

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer

PLUM IV MERGER SUB INC.

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President

CONTROLLED THERMAL RESOURCES HOLDINGS INC.

By:	/s/ James Turner
Name:	James Turner
Title:	President

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